Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements Nos. (333-30356, 333-67436, 333-113781, 333-88408, 333-104184, 333-67650, 333-110388) on Forms S-8 of Quovadx, Inc. of our reports dated March 9, 2007 relating to our audit of the consolidated financial statements and internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Quovadx Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP
Denver, Colorado
March 9, 2007